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                           [PROFFITT'S LETTERHEAD]




                   PROFFITT'S, INC. ANNOUNCES COMPLETION OF
                            SENIOR NOTES OFFERING

                                                Contact:  Julia Bentley
                                                          (423) 981-6243

Birmingham, Alabama (May 21, 1997)--Department store retailer Proffitt's, Inc. (NASDAQ:PRFT) ("Proffitt's" or the "Company") announced today that it has completed the sale of $125 million of 8.125% Senior Notes, due 2004 (the "Senior Notes"). The Senior Notes, which are rated Ba2 and BB by Moody's and Standard and Poor's, respectively, were priced at 99.427%. Proceeds from the offering will be used to repay existing mortgage notes and other unsecured obligations and to reduce amounts outstanding under the Company's revolving credit facility.

Merrill Lynch & Co. lead-managed the offering, and Smith Barney, Inc. and Goldman Sachs and Co. acted as co-managers on the transaction. The Senior Notes were offered pursuant to a 144A transaction to qualified institutional buyers and have not been and will not be registered under the Securities Exchange Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Proffitt's Chairman and Chief Executive Officer, R. Brad Martin, commented, "The Senior Notes offering is the first step in a capital structure strategy designed to reduce our level of secured indebtedness, to create a more appropriate fixed to floating interest rate balance, and to lengthen the duration of our debt capital. Additional steps in this strategy include the anticipated amendment and restatement of our revolving credit facility and the issuance of approximately $200 million of term asset-backed securities against our proprietary credit card receivables."

Proffitt's, Inc. operates four department store divisions - Proffitt's with 19 stores; McRae's with 29 stores; Younkers with 48 stores; and Herberger's with 39 stores - and one specialty store division, Parisian, with 40 stores. The Company operates a total of 175 stores in twenty-four states with annualized revenues in excess of $2.3 billion.

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